Exhibit 10.2

EMPLOYMENT CONTRACT

between

Adient Germany Ltd. & Co. KG,
lndustriestraBe 20-30, 51399 Burscheid
(hereinafter referred to as ‘Adient’)

and

Michel Pierre Berthelin,
Cite op Hudelen 21B, 3863 Schifflange - Luxembourg

1	Commencement of the Employment Relationship

1.1	Your employment with Adient begins on December 1, 2018. Should you commence your employment with Adient on an earlier date, the employment relationship will begin on this date.

1.2	The employment relationship cannot be ended by ordinary termination before it commences.

2
Contractual Penalty Clause

If you fail to take up your employment or fail to do so on time, unjustifiably terminate the employment relationship without complying with the relevant termination notice period, or cause Adient to terminate without notice due to conduct in breach of contract you undertake to pay Adient a contractual penalty.
It is agreed the contractual penalty consists of one day's gross pay for each day of the infraction, calculated based on one month's gross remuneration in accordance with Section 6, below, but in total not more than the remuneration otherwise payable during the statutory minimum termination notice period. In addition, the amount of the contractual penalty is limited to a maximum of one month's gross compensation pursuant to Section 6.
Moreover, Adient may lodge a claim against you for more extensive damages that are actually suffered. The contractual penalty is to be set off against the total damages suffered.

3	Employment Activities/Duties

3.1
You are employed as Vice President EMEA Seating. Within the framework of your activities, you declare that you are willing to make the necessary business trips within Germany and abroad, including trips of several days' duration, in order to carry out your duties.

3.2
You undertake to carry out all tasks entrusted to you in a diligent manner. You will exercise your employment activities in compliance with all statutory and internal provisions and in observance of accident prevention provisions in order to ensure safety at the workplace.

Exhibit 10.2

3.3
We expect you to use your initiative in the pursuit of the goals of Adient in a responsible manner and, in particular, to accept the binding nature of the Ethics Policy attached to this Employment Contract as Annex. You acknowledge that compliance with the principles of the Ethics Policy and adherence to the rules of conduct stipulated therein constitute a particularly important contractual obligation.

3.4
Within the framework of the company's Ethics Policy, you are obliged to participate in the 'Legal Compliance and Education Program'. We make you aware that your constant participation in the 'Legal Compliance and Education Program' is a particularly important part of your employment relationship with Adient..

3.5
A declaration to the effect that you are to assume entrepreneurial duties to prevent accidents at the workplace in accordance with your duties as a member of the management, etc. is an integral part of this Agreement and is attached to this Agreement as Annex.

4	Assignment of other Activities/Place of Employment/Relocation

4.1	Adient is entitled to assign you other, equivalent activities corresponding to your knowledge and abilities.

4.2
Your place of employment is Burscheid. However, Adient reserves the right to relocate you within the company, including to another location within the framework of clauses 3.1 and 4.1, to the extent this can be reasonably expected of you. Except in cases of urgent operational demands, Adient will give you a reasonable notice period for such relocation.

5	Working Hours

5.1	Your regular working hours per week are 40 hours.

5.2	The start and end of your working hours is determined by the scope of your duties, operational demands and the regulations of your specific department.

5.3	You undertake to exert your entire work efforts on behalf of Adient and, to the extent necessary, to also work more than the regular working hours.

5.4
Adient may order short-time work if the preconditions for granting compensation for workers on short-time work have been fulfilled. In this regard, we must give you advance notice of two calendar weeks. If we introduce short-time work, you agree that working hours may be temporarily curtailed accordingly and that remuneration pursuant to Section 6 may be reduced accordingly for the duration of the curtailment of working hours.

6	Remuneration

6.1	Your employment activities are remunerated with a gross yearly salary of € 320,000.00 (in words: Euro three hundred twenty thousand 00/100), which shall be paid in twelve equal monthly instalments.

6.2	After deduction of the statutory duties and taxes, your remuneration will be paid in accordance with the operational modalities by non-cash transfer onto an account in Germany to be specified by you.

6.3	If operational demands necessitate an extension of the regular weekly working hours, this overtime is deemed to be settled by the remuneration stipulated in clause 6.1.

6.4
The assignment and pledge of salary claims and other claims to remuneration is excluded. Adient reserves the right to give its subsequent approval to assignments undertaken or pledges made in breach of contract. You must bear costs incurred by Adient in connection with the processing of levies of execution, pledges and assignments of your remuneration claims. The costs are charged at a flat rate of € 10.00 per levy of execution, assignment or pledge. Adient is entitled to charge higher costs if actual higher costs can be proven.

6.5
To the extent you receive excess remuneration or other monetary benefits from Adient, you cannot plead the loss of the enrichment if the unfounded overpayment was so obvious that you should have recognised it as such, or if the overpayment was based on circumstances for which you are responsible. Adient reserves the right to retrieve, respectively offset, excess paid amounts from the employee's account. As an employee, you are obliged to check your monthly salary statement and notify any discrepancies to the competent personnel department without undue delay.

6.6	Your salary will be reviewed annually in accordance with our company regulations. The next review is on October 1, 2019.

Exhibit 10.2

7	Bonus

7.1	Adient intends to annually draw up a bonus plan.

7.2
If Adient draws up a bonus plan in the respective business year, your individual bonus shall be 60% of your gross basic annual salary, with it being understood that the claim prerequisites as well as the nature and scope thereof are determined on the basis of the respective regulations of the bonus plan. In case your gross annual salary changes during the fiscal year, your bonus will be calculated on a pro-rated basis taking your previous and current gross annual salary into account.

7.3
In the year of joining the company, respectively in the year in which a bonus is granted for the first time, the bonus will in each case be calculated on a pro rata temporis basis in accordance with the business year (principle of apportionment into twelve).

7.4
Should the amount of your bonus change during the present business year, the respective percentage shall be accounted for proportionately in the calculation of the bonus payment as of the date of its validity.

7.5	For months in which the employment relationship is wholly or partially suspended, no claim exists to a bonus payment.

8	Group Accident Insurance

8.1
You will be registered in a group accident insurance, which covers job related accidents and accidents outside the job. The amounts of coverage and further information regarding the group accident insurance can be seen in the Annex. Your group accident insurance protection ends on the last day of your employment relationship.

8.2	Any income tax and employee's social security contributions to be paid on any insurance benefit shall not be additionally remunerated by Adient.

9
Occupational Pension Scheme

If you wish to set up an occupational pension scheme or already have one, (direct insurance, pension fund) Adient will support and will assume the position of the insurance policyholder and convert your remuneration claims into a pension expectancy of an equivalent value pursuant to the statutory regulations. You bear the entire costs of the insurance, including taxes.

10
Company Car

In your function pursuant to clause 3.1 you are presently entitled to a company car. A separate company car agreement is to be concluded, see Annex. The Adient Company Car Guidelines in effect from time to time shall apply accordingly.

11	Inability to Work

11.1
You are obliged to notify your direct superior and/or the personnel department of any invalidity to work and its presumable duration before the commencement of the working day, and to simultaneously indicate any urgent work requiring attention.

11.2
In the event of inability to work, the following applies: if the inability to work lasts longer than two calendar days, you are obliged, at the latest on the next working day, to present a doctor's certificate concerning the existence of inability to work and its presumable duration. If your inability to work lasts longer than the duration stated on the certificate, you are obliged to notify this to your direct superior and/or the personnel department before the commencement of the working day and to present a new doctor's certificate without undue delay.

11.3	Adient is entitled to demand the presentation of a doctor's certificate at an earlier time.

11.4
You declare your willingness to undergo a medical examination at Adient' demand if there exists a legitimate reason and if no impairment of health must be feared. The costs incurred hereby will be borne by Adient.

Exhibit 10.2

12	Continued Payment of Salary in case of Death

12.1
In the event of your death, your partner or another defined person (                 please fill in a name) will receive death benefit for the month of your death as well as for the three subsequent months in the amount of your last gross monthly salary as a one-off payment. This benefit must be taxed by the recipient pursuant to the applicable law. Insofar as no partner is named above, or if this person is already deceased at the time of your death, your dependents, as joint creditors, shall receive the aforementioned payments. The death benefit claim must be asserted by the beneficiaries directly vis-a-vis Adient by provision of proof in the form of appropriate documentation.

13	Holiday

13.1	You have a holiday claim in the amount of 30 work days per calendar year. This comprises the statutory holiday claim of 20 days together with a further additional contractual holiday claim of 10 days.

13.2
The entire holiday must fundamentally be taken during the current calendar year. Holiday shall initially be taken against the statutory holiday claim. You must coordinate your holiday with your superior in good time and must obtain prior approval.

13.3
A transfer of the holiday to the next calendar year is only possible if urgent operational reasons or personal reasons justify this. Holiday transferred in this way expires if not taken within the first three months of the following year (transfer period). Should you be prevented from taking the transferred holiday by 31 March of the following year as a result of an inability to work on grounds of an illness verified by a doctor, your holiday claim shall also be carried over beyond the transfer period, albeit in the maximum amount of your remaining statutory holiday claim.

13.4	With respect to any holiday claim carried over to the following year pursuant to para. 13.3 sentence 3, the provision of the above paras. 13.2 and 13.3 apply accordingly.

13.5
At the end of the employment contract the settlement of contractual holiday claims by way of payment in lieu of holiday is excluded; the holiday claim can only be settled by payment in lieu of holiday up to the amount of the remaining statutory holiday claim. This also applies insofar as payment in lieu of holiday is owed because you were unable to take the holiday on grounds of the situation regulated in para. 13.3 sentence 3.

14	Sideline Employment Activities

14.1
Any sideline activities, irrespective of whether they are exercised on a payment or nonpayment basis, require our prior consent. Consent shall be granted if the sideline activity does not, or at most only insignificantly, interferes time wise with your fulfilment of your employment duties and if they do not impair other legitimate interests of Adient.

14.2
You declare that you are willing, at the request of Adient, to assume an office or mandate in corporations that carry out activities concerning the interests of Adient, as well as in other enterprises of the Adient Group, to the extent this can reasonably be expected of you. No special remuneration shall be paid herefor. At Adient's request, you will be available to assume such office or mandate at any time.

14.3	You will inform us without undue delay and without written demand on our part of any honorary offices to be held by you on the basis of a statutory obligation.

14.4
Your direct or indirect participation in competitors beyond any mere financial participation is impermissible. The possession of shares or stock in companies that does not allow you to exert any influence on the corporate organs of the company is not deemed to be participation.

15	Secrecy

15.1
You undertake to keep secret all business secrets, in particular manufacturing processes, distribution channels and the like, both during the term of your employment relationship and after it comes to an end. The secrecy obligation does not cover knowledge accessible to everyone or knowledge that, if passed on, evidently does not entail any disadvantage for Adient. In case of doubt, however, technical, commercial and personal occurrences and situations becoming known to you in connection with your activities are to be treated as business secrets. In such cases, before disclosure you are obliged to obtain directions from the management as to whether or not a specific fact must be treated confidentially.

15.2	The obligation to maintain secrecy also includes matters relating to other enterprises that are economically or organisationally associated with Adient.

15.3
The operational safety provisions must be observed. Confidential and secret documents, drawing, models etc. are to be kept under lock and key. All publications and/or lectures, the contents of which are materially linked to your activities for Adient, require our prior consent. Thus, the fact that you work for Adient may only be disclosed in publications and/or lectures with our express consent.

Exhibit 10.2

16	Data Protection

16.1
You are aware that your personal data are processed in connection with this employment relationship. Details about this, as well as about your rights associated with processing, can be found in the "Data Protection Policy for Personal Data of Employees and Applicants", as amended, which can be viewed at www.adient.com/dataprivacy. The current version is attached to this Employment Contract as an annex.

16.2
If you are given access to personal data in connection with your employment activities, you undertake to comply with the applicable provisions of data protection law. The declaration concerning the "Obligation to Maintain Confidentiality, which is to be signed separately by you, is attached to this Employment Contract as an annex.

17
Employee Inventions/Rights to Works Produced

The provisions of the Act on Employee Inventions (ArbErfG) apply in full to inventions and technical suggestions for improvement which are capable of being protected.

18	Probationary Period, End of the Employment Relationship

18.1	The first six months of the term of employment shall be deemed a probationary period. During this period the employment can be terminated by either party with a notice period of two weeks.

18.2
After expiry of the probationary period the mutual notice period shall amount to three months to the end of the month. If the mutual period extents due to German labor law for the employer, the mutual period will also extent for the employee.

18.3	Notice of termination requires the written form.

18.4	We take this opportunity to inform you that in the event of a termination you are to register personally with the competent employment office as soon as the termination date becomes known.

18.5
This employment relationship terminates without notice of termination at the latest upon expiry of the month in which you reach the statutory regular age pension (at present, upon completion of 67 years of age).

18.6
In addition, this employment relationship terminates without notice of termination upon expiry of the month in which you receive a notice from a pension insurance institution about the granting of a permanent pension due to full reduction in earning capacity. If the pension first starts after receipt of the pension notice, the employment relationship terminates upon expiry of the day preceding the start of the pension. However, if you are severely disabled or considered equivalent thereto within the meaning of the Book IX of the German Social Code (SGB), the employment relationship does not terminate until receipt of the approval notice from the integration office (lntegrationsamt). In such case, you must disclose the severe disability to us without delay.

18.7
You are obligated to notify us within two weeks if you meet the statutory requirements for drawing an uncurtailed statutory retirement pension of if you receive a notice about the determination of full reduction in earning capacity. You also undertake to notify us at all times upon request about the status of applications that you have filed for a retirement pension or a pension due to reduction in earning capacity.

18.8
Upon your employment coming to an end, you are required to return, without having to be specifically asked, all objects, keys, company car, including petrol card, credit cards, computer, laptop, mobile phone, access cards, working documents, identity cards, diagrams, notes, books, models, tools, material etc. provided to you by Adient for the purpose of carrying out your activities. Rights of retention are excluded.

19	Garden Leave

19.1
In the event of an objective reason, in particular a gross breach of contract which impairs the basis of trust between the parties, e.g. a betrayal of business secrets, competitive activity etc., Adient is entitled to temporarily release you from your duties with continued payment of your salary.

19.2
Irrespective of the foregoing, Adient is entitled to release you from your duties with continued payment of your salary upon notice of termination being declared - irrespective of which party declares this termination - whilst setting off any outstanding vacation claims.

Exhibit 10.2

20	Miscellaneous

20.1
As from the start of the 7th calendar month of uninterrupted company service, Adient shall pay you a monthly contribution towards a capital-forming scheme, upon your providing it with evidence of having concluded a corresponding capital-forming contract (in accordance with the provisions of the 5th Act on Employee Capital Formation - VermBG), in the gross amount of € 26.59 or, in the event of part-time employment, in the gross amount of € 13.29. Precondition of this contribution is that the payments under the contract have at least the amount of the contribution, otherwise the payment is reduced accordingly. Furthermore, the contribution shall only be paid in the calendar months in which you have a claim to wages or salary.

20.2
You shall notify the personnel department without undue delay of any changes in your personal situation (e.g. address, family status, social insurance and tax details etc.) without having to be specifically asked, and if requested you shall provide corresponding evidence.

20.3
The general terms and conditions of work of Adient shall apply in the version in effect from time to time, unless anything to the contrary is specified in this Employment Contract. In particular, the Internet and Email Usage Policy, which is attached to this Employment Contract as an annex, is also applicable.

20.4
The possible invalidity of individual provisions of this Agreement does not affect the validity of the remaining contractual provisions. The invalid regulation must be replaced by a valid regulation that comes closest to the economic and legal intent of the parties.

21	Exclusion Periods

21.1
All mutual claims from the employment relationship and such connected to the employment relationship must be asserted in textual form within three months of their becoming due. With the expiration of the term the claim forfeits.

21.2
If the other party refuses the claim or does not issue any declaration within one month of the assertion of the claim, this claim shall be forfeited if it is not asserted in court within three months of the refusal or the expiry of the one-month term.

21.3
These preclusive periods do not apply to liability on grounds of willful or grossly negligent conduct or claims in tort. They also do not apply in cases of injury to life, physical wellbeing and health. Furthermore claims or the employee to the minimum wage pursuant to the Minimum Wage Act (Mindestlohngesetz) are excluded.

22
Clause requiring written form

There are no side agreements to this Contract. Amendments, supplementations, and the termination of this Contract must be made in writing in order to be effective. The same applies to the amendment of this written-form clause itself. Thus, in particular, contract amendments as a result of company practice are excluded. Therefore, repeated benefits or perquisites that are granted without an express contractual understanding also do not establish any entitlement for the future. The foregoing written-form requirement does not apply to verbal understandings made directly between the parties after conclusion of contract.

Exhibit 10.2

You confirm that you have received a copy of this Agreement, including 11 Annexes, properly signed by Adient.

Burscheid, October 29, 2018 HR-Sa

Adient Germany Ltd. & Co. KG

/s/ Petra Savaris                    /s/ Kerstin Pfeiffer
Petra Savaris                    Kerstin Pfeiffer
Director Human Resources            Manager Human Resources

/s/ Michel Pierre Berthelin
Michel Pierre Berthelin

Annexes:
➢ Adient Ethics Policy
➢ Personnel Questionnaire
➢ Declaration the Confidentiality
➢ Annex to the Declaration of Confidentiality
➢ Internet- and E-Mail Usage
➢ Information about the accident insurance protection
➢ Annual Incentive Performance Plan (AIPP)
➢ Transmission of Company Duties under BGVA1 §13
➢ Company Car Agreement of Transfer
➢ Adient Benefit Car Policy (current version)
➢ Individual Supplemental Agreement

Exhibit 10.2

INDIVIDUAL SUPPLEMENT EMPLOYMENT CONTRACT

between

Adient Germany Ltd. & Co. KG,
lndustriestraBe 20-30, 51399 Burscheid
(hereinafter referred to as ‘Adient’)

and

Michel Pierre Berthelin,
Cite op Hudelen 21B, 3863 Schifflange - Luxembourg

1	Relocation/Housing

1.1	In order to ensure an efficient work relationship you will move your main seat of residency to the area of Burscheid within the first 3 months.

1.2
Adient commits itself to reimburse you for your expenses for transportation related to your relocation to the area of Burscheid up to a maximum of € 5,000.00 (in words: Euro five thousand) incl. tax if documented by an original invoice made out to your name. By presentation of three comparable cost estimations the order of a carrier must be discussed with the Human Resources Department. Relocation Assistance to support housing search for permanent housing and registration I immigration in Germany will be provided at the cost of Adient and is included in the maximum of € 5,000.00.

1.3
Adient will pay the costs of an apartment in the area of Burscheid of up to a maximum of € 1,000.00 (in words: Euro one thousand) incl. tax per month during the first three months of your employment if documented by an original invoice made out to your name.

1.4
You are obliged to repay the relocation fees if you leave the firm within two years of the move of residency due to your own notice without cogent reason, or due to self-induced dismissal. The extent of your repayment commitment decreases by 1/24 per month during the afore-mentioned period of time.

1.5	Relocation Assistance to support housing search for permanent housing and registration / immigration in Germany will be provided at the cost of Adient.

2	Tax Assistance

2.1	Tax Assistance will be provided through Adient with regard to an initial briefing and the tax filling (German tax declaration) for the calendar years 2019 and 2020.

3	Sign-on Bonus

3.1	By signing the employment contract dated October 29, 2018 Adient will pay you a Sign-On Bonus of gross € 150,000.00 (in words: Euro one hundred fifty thousand 00/100).

3.2	The Sign-On bonus will be paid with your first regular salary payment for December 2018.

Exhibit 10.2

3.3
The Sign-On bonus does not form part of the basic salary but is considered taxable income. You are obliged to repay the Sign-On Bonus during the first two years of employment if

•
you do not commence the employment on December 1, 2018, or
•
the employment relationship ends within the period of two years upon commencement of the employment relationship by your notice of termination as regulated in section 18 of the employment contract for reasons Adient is not responsible for, or
•
Adient terminates the employment relationship within the aforementioned two-year period for important cause (sec. 626 of the German Civil Code).

The Sign-On Bonus has to be reimbursed by you based on the aforementioned provision is pro-rated based on the length of service rendered by you, i.e., the Sign-On Bonus to reimbursed by you shall be reduced by 1/24 for each full month of service you have rendered up to the end of the employment relationship.
You understand that the Sign-On Bonus is not taken into consideration for salary calculations for any other payments as the annual company bonus.

Burscheid, October 29, 2018 HR-Sa

Adient Germany Ltd. & Co. KG

/s/ Petra Savaris                    /s/ Kerstin Pfeiffer
Petra Savaris                    Kerstin Pfeiffer
Director Human Resources            Manager Human Resources

/s/ Michel Pierre Berthelin
Michel Pierre Berthelin

Exhibit 10.2

Annex to the Employment Contract

Mr. Michel Pierre Berthelin Cite op Hudelen 21B 3863 Schifflange Luxembourg	Contact Person: Petra Savaris Phone: +49 2174 65 - 0 Fax: +49 2174 65 - 3259 E-Mail: Petra.Savaris@adient.com Date: October 29, 2018 Our Reference: HR/Sa - 1026

Transmission of Company Duties under BGVA1 § 13 ,General Regulations"

Dear Mr Berthelin

Health and safety of our employees are important to us!
As an executive employee of the Company you are responsible for your staff. In your capacity as leader the Company's duties regarding safety at work and accident prevention are assigned to you on your own responsiblility for your area as well as, in future also for other fields of activities of the Company, assigned to you by agreement or due to organisational structure. These include:

•	to give instructions for safe work, to undertake work controls and to forward notices of safety failures.

•	To implement and maintain means for prevention and safety at work.

•	To give instructions for and take other measures related safety at work.

•	To order medical examinations of employees when appropriate.

You also take on the duty to follow any executable instructions and orders of the Employers' Liability Insurance Association and the Occupational Health and Safety Office/ Labor Inspectorate regarding elimination of risks of accidents under observance of safety at work regulations.
You are responsible for the coordination of tasks necessary for the prevention of potential mutual dangers arising from the team work of several individual employees or of groups of employees, which results from subcontracting with third companies. You also have the duty to instruct your subordinates initially and repeatedly thereafter, as well as on change of job positions, including the relevant documentation.
Should you delegate these duties you yourself have to ensure their realisation through, among other measures, appropriate controls. The group of employees to be instructed comprises all employees including leased employees, apprentices and trainees.
You must also ensure that internal and external suppliers, visitors and guests strictly obide by the safety rules in your area.
You have full authority and the right to assign in accordance with the laws on safety at work and accident prevention regulations the above named duties regarding inter aliathe instructions and orders at work for the prevention of accidents to executive employees and subordinate levels, specifying and describing, however, the respective area of responsibility. Unless this is done ad hoc for certain types of work, the assignment has to be effected by a letter similar to this document via the human resources department.

Exhibit 10.2

The management, a safety expert and the relevant human resources division will be happy to answer any questions you may have.

Yours sincerely

Adient Germany Ltd. & Co. KG

/s/ Petra Savaris                                /s/ Kerstin Pfeiffer
Petra Savaris                                Kerstin Pfeiffer
Director Human Resources                        Manager Human Resources

/s/ Michel Pierre Berthelin
Michel Pierre Berthelin

Exhibit 10.2

Company Car Agreement of Transfer
Form
Proprietary and Confidential	HRDE-LOS-FR-01-01-01-G	Rev 01	Page 1 of 1

COMPANY CAR AGREEMENT OF TRANSFER

between

Adient Germany Ltd. & Co. KG,
lndustriestraBe 20-30, 51399 Burscheid
(the company)

and

Michel Pierre Berthelin,
Cite op Hudelen 21B, 3863 Schifflange - Luxembourg
(the employee)

The Company provides the employee the vehicle of Reference Car Class A according to respective Company Car Guideline in force, for his business and private use.

The attached Company Car Guideline is subject-matter of this contract. The employee herewith confirms having received the Company Car Guideline and accepts the respective rights and obligations.

By signing this company car contract the employee confirms, that Driver Paid Options are to be paid up front before delivery of the car and will not be reimbursed to the employee for any reason whatsoever according to § 4.14.2. of the company car policy.

The contract is exclusively bound to the before mentioned car. In case of any change of the car, this contract ends, without any need of explicit notice or action by the company. In case of the order of a new car, a respective new contract has to be concluded.

This contract replaces all previous agreements regarding worth, procurement, driving, and use of a company-car. Provided that single provisions of this contract become null or void the remaining provisions and the respective employment contract remain unaffected and valid.

Adient Germany Ltd. & Co. KG

Oct. 29, 18 /s/ Petra Savaris        Oct. 29, 18 /s/ Kerstin Pfeiffer        /s/ Michael Pierre Berthelin
Petra Savaris                Kerstin Pfeiffer                Michel Pierre Berthelin
Director Human Resources        Manager Human Resources